Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, LENT OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE SECURITIES LAWS, AND IN EACH CASE IN COMPLIANCE WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE SECURITIES PURCHASE AGREEMENT.

CONVERTIBLE PROMISSORY NOTE

$[__]	May 27, 2026

For value received WELLGISTICS HEALTH, INC., a Delaware corporation (the “Company”), promises to pay to [__________] or its successors or assigns (“Holder”) the principal sum of US $[__] with simple interest on the outstanding principal amount at the rate of zero percent (0%) per annum. Interest will commence on the date hereof and will continue on the outstanding principal until paid in full or otherwise converted pursuant to the terms set forth herein. All principal and interest on the outstanding principal will accrue and, unless converted earlier as set forth below or repaid in accordance with Section 3, be due and payable on the twelve (12) month anniversary of the date hereof (the “Maturity Date”). Interest will be computed on the basis of a 365-day year. This Note is being issued as a series of promissory notes (collectively, the “Notes”, and such other promissory notes, the “Other Notes”) under that certain Securities Purchase Agreement dated as of the date hereof (the “Securities Purchase Agreement”). Capitalized terms used and not otherwise defined herein that are defined in the Securities Purchase Agreement shall have the meanings given such terms in the Securities Purchase Agreement.

1. Cash Purchase Price. This Convertible Promissory Note (the “Note”) is being purchased for a cash purchase price of $[__], reflecting a 20% original issue discount.

2. Definitions.

(a) “Common Stock” means the Company’s common stock, par value $0.0001 per share.

(b) “Exchange Cap” means, prior to receipt of the Required Stockholder Approval, 19.99% of the shares of Common Stock or voting power outstanding immediately prior to the execution of the Securities Purchase Agreement, calculated in accordance with the rules and regulations of the applicable Trading Market, including Nasdaq Listing Rule 5635(d), and subject to appropriate adjustment for any stock split, stock dividend, stock combination, recapitalization or similar event occurring after the date of the Securities Purchase Agreement.

(c) “Note Balance” means at any particular time the then outstanding principal balance and any accrued but unpaid interest on this Note.

(d) “Required Stockholder Approval” has the meaning set forth in the Securities Purchase Agreement.

(e) “Securities Act” means the Securities Act of 1933, as amended.

(f) “Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

(g) “Trading Day” means a day on which the principal Trading Market is open for trading.

(h) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

3. Prepayment; Financing Repayment; Application of Payments.

(a) The Company may not prepay this Note without the consent of the Holder. Upon payment in full of the Note Balance hereunder, this Note must be surrendered to the Company for cancellation.

(b) Financing Repayment. Unless waived in writing by the holders of a majority in principal amount of the then outstanding Notes, the Company shall apply the net cash proceeds received by the Company from any Qualified Financing to the repayment of the Notes on a pro rata basis based on the outstanding Note Balance of each Note; provided, however, that “Qualified Financing” shall not include (i) any Exempt Issuance, (ii) any at-the-market offering program, equity line of credit, committed equity facility or other financing permitted under the Securities Purchase Agreement, (iii) any securities issued pursuant to acquisitions, mergers, strategic transactions, commercial collaborations, joint ventures or similar arrangements approved by the Board of Directors, (iv) any securities issued in connection with debt exchanges, liability management transactions, settlements, restructurings, Section 3(a)(9) exchanges, Section 3(a)(10) settlements or similar transactions approved by the Board of Directors, or (v) securities issued pursuant to any agreement, instrument or obligation outstanding as of the date hereof and disclosed in the SEC Reports or Disclosure Schedules.

4. Conversion.

4.1. Voluntary Conversion into Common Stock. At any time prior to the Mandatory Conversion Date (as defined below), this

Note shall be convertible, in whole or in part, at the option of the Holder, into shares of Common Stock at the Conversion Price (as defined herein), subject to the terms and conditions set forth herein.

4.2. Mandatory Conversion into Preferred Stock.

(a) Upon the later to occur of (i) the date on which the Registration Statement is declared effective by the Commission, (ii) the date on which the Company has obtained the Required Stockholder Approval, (iii) the effectiveness of any amendment to the Company’s certificate of incorporation necessary to authorize blank check preferred stock, and (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware (the “Mandatory Conversion Date”), the outstanding Note Balance shall automatically, and without any further action by the Holder or the Company, be converted in full into shares of New Series Convertible Preferred Stock. Effective as of the Mandatory Conversion Date, the Conversion Price shall be deemed to have been reset and thereafter shall equal the lesser of (x) $50.00 per share and (y) the Variable Conversion Price (as defined herein), in each case subject to the Floor Price. The Company shall promptly, and in any event within one (1) Trading Day, notify the Holder in writing upon the occurrence of the Mandatory Conversion Date.

(b) The number of shares of New Series Convertible Preferred Stock to be issued upon such conversion shall be equal to (i) the Note Balance as of the Mandatory Conversion Date divided by (ii) $1,000.00 (the “Stated Value”), with each share of New Series Convertible Preferred Stock having a Stated Value of $1,000.00. Upon such conversion, this Note shall be deemed converted in full and shall no longer be outstanding, except for the right of the Holder to receive the shares of New Series Convertible Preferred Stock issuable upon such conversion.

4.3. Effect of Conversion.

(a) Upon any conversion of this Note into Common Stock pursuant to Section 4.1, the Holder shall be entitled to receive the number of shares of Common Stock equal to (i) the Note Balance being converted divided by (ii) the Conversion Price then in effect.

(b) Following the Mandatory Conversion Date, the right of the Holder to convert this Note into Common Stock pursuant to Section 4.1 shall terminate.

(c) The Company shall deliver the applicable number of shares of Common Stock or New Series Convertible Preferred Stock, as applicable, to the Holder in accordance with the conversion procedures set forth herein.

4.4. Conversion Price.

(a) “Conversion Price” means, as of any Conversion Date, the lesser of (i) $6.00 per share or (ii) the Variable Conversion Price, subject to adjustment as provided herein, provided, however, that in no event shall the Conversion Price be less than the Floor Price.

(b) “Floor Price” initially means $1.00 per share.

(c) “Market Price” means, for any Conversion Date, the closing price of the Common Stock on the Trading Day immediately preceding such Conversion Date.

(d) “Variable Conversion Price” means, as of any Conversion Date, 100% of the Market Price.

(e) The Conversion Price and Floor Price shall be subject to equitable adjustment for stock splits, stock dividends, rights offerings, combinations, recapitalizations, reclassifications, extraordinary distributions and similar events affecting the Common Stock or any securities into which the Common Stock may be converted.

4.5. Conversion Procedures. Conversions hereunder shall be effected by the delivery by the Holder of a written notice of conversion in substantially the form attached hereto (a “Notice of Conversion”). Upon receipt of any Notice of Conversion, the Company shall promptly issue and deliver the applicable shares in accordance with the terms hereof. No ink-original, medallion guarantee or additional documentation shall be required in connection with any conversion hereunder. No fractional shares of Common Stock shall be issued upon any conversion of this Note. In lieu of any fractional shares, the Company shall round up to the next whole share. Notwithstanding anything to the contrary herein, the Company shall not be required to issue or deliver any shares of Common Stock or New Series Convertible Preferred Stock to the extent such issuance or delivery would violate the Exchange Cap, the Required Stockholder Approval provisions, any beneficial ownership limitation, the rules and regulations of the applicable Trading Market, the Securities Act or applicable state securities laws.

4.6 Floor Price Adjustment.

(a) Notwithstanding anything to the contrary herein, on the Mandatory Conversion Date, the Floor Price shall automatically, and without any further action by the Holder or the Company, be adjusted to equal 20% of the closing price of the Common Stock on the Trading Day immediately preceding the Mandatory Conversion Date, provided the Floor Price shall not increase under any circumstances.

(b) Notwithstanding anything to the contrary herein, the Floor Price may be adjusted from time to time in accordance with the requirements set forth in the Securities Purchase Agreement. Without limiting the foregoing, upon approval of the stockholders of the Company obtained pursuant to the Securities Purchase Agreement to reset the Floor Price, the Floor Price shall automatically be adjusted to an amount equal to 20% of the closing price of the Common Stock on the Trading Day immediately preceding the date of such stockholder approval, effective as of such date, and such adjusted amount shall thereafter constitute the “Floor Price” for all purposes under this Note, provided the Floor Price shall not increase under any circumstances.

4.7. Exchange Cap. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, prior to receipt of the Required Stockholder Approval, the Company shall not issue, and the Holder shall not have the right to receive, any shares of Common Stock upon conversion of this Note to the extent that, after giving effect to such issuance, the aggregate number of shares of Common Stock issued pursuant to the Transaction Documents would exceed the Exchange Cap. Any purported issuance of shares of Common Stock in excess of the Exchange Cap prior to receipt of the Required Stockholder Approval shall be null and void ab initio. The limitations set forth in this Section 4.7 shall apply in addition to, and not in lieu of, any beneficial ownership limitation set forth in the Securities Purchase Agreement, the Certificate of Designation, this Note or any other Transaction Document.

5. Events of Default.

5.1. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal of this Note or any other amount due hereunder, as and when the same shall become due and payable;

(ii) the Company shall fail to observe or perform any obligation or shall breach any term or provision of this Note and such failure or breach shall not have been remedied within five calendar days after the date on which notice of such failure or breach shall have been delivered;

(iii) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary, or there is commenced against the Company or any subsidiary any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary makes a general assignment for the benefit of creditors; or the Company or any subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary for the purpose of effecting any of the foregoing;

(iv) the Company or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary, whether such indebtedness now exists or shall hereafter be created, and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(v) The Company shall (a) be a party to any Change of Control Transaction (as defined below), (b) agree to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) redeem or repurchase more than a de minimis number of shares of Common Stock or other equity securities of the Company, or (d) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) to purchase, acquire, redeem, or retire any of the Company’s capital stock, of any class, whether now or hereafter outstanding. “Change of Control Transaction” means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 33% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii); or any member of the Company’s management shall cease to be a member of the Company’s senior management or shall cease to perform any of the material functions and duties currently performed by such person. For purposes hereof, “senior management” refers to the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operations Officer and any officer performing the customary function of such officers; or

(vi) the Company shall be in breach any covenant in the Securities Purchase Agreement, and such breach, if capable of cure, remains uncured for ten (10) Business Days after written notice thereof from the Holder, or any representation or warranty of the Company in the Securities Purchase Agreement shall have been untrue or incorrect when made and such inaccuracy would reasonably be expected to have a Material Adverse Effect; or

(vii) the suspension from trading or the failure of (viii) the Common Stock to be trading or listed (as applicable)or quoted on Nasdaq for a period of two (2) consecutive days Nasdaq is open for trading.

5.2. Remedies Upon Event of Default. If any Event of Default occurs and is continuing beyond any applicable cure period, the Holder may, by written notice to the Company, declare the full Note Balance immediately due and payable in cash. Commencing after the occurrence and during the continuance of any Event of Default that results in acceleration of this Note, the outstanding Note Balance shall accrue interest at the rate of ten percent (10%) per annum, or such lower maximum rate permitted under applicable law. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of his rights and remedies hereunder and all other remedies available to it under applicable law. Any declaration of acceleration may be rescinded and annulled by the Holder at any time prior to payment in full of the Note Balance. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

6. Governing Law. The terms of this Note are governed by and construed in accordance with the laws of the State of Delaware.

7. Time of Essence. Time is of the essence with respect to all of the Company’s obligations and agreements under this Note.

8. Successor and Assigns. This Note and all provisions, conditions, promises and covenants hereof are binding in accordance with the terms hereof upon the Company, its successors and assigns. The obligations of the Company set forth herein will not be assignable by the Company without Holder’s prior written consent.

8.1. Transfer. Subject to compliance with the Securities Act, applicable state securities laws and the applicable provisions of the Securities Purchase Agreement, this Note may be offered for sale, sold, transferred or assigned without the consent of the Company; provided that any transferee of this Note shall agree in writing to be bound by the terms and conditions of this Note and the applicable provisions of the Securities Purchase Agreement, including, without limitation, the Exchange Cap, the Required Stockholder Approval provisions and the no-short-sale and no-hedging covenant set forth herein. Any purported transfer in violation of this Section 8.1 shall be null and void ab initio.

9. Collection Expenses. The Company further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable and documented expenses, including reasonable attorneys’ fees, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due.

10. Waiver. The Company hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

11. Amendment. This Note may be amended with the written consent of the holders of a majority of the outstanding indebtedness under the Notes and the Company, which consent will be binding upon the Holder hereof.

12. Entire Agreement. This Note contains the entire understanding of the Company and the Holder with respect to the subject matter hereof and expressly supersedes any and all prior agreements and understandings among them with respect to such subject matter. All pronouns contained herein, and any variations thereof, are deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

13. No Short Sales. The Holder agrees it shall not maintain a net short position with respect to the Common Stock in excess of the number of shares of Common Stock then actually issued to such Holder or then issuable to such Holder upon conversion or exercise of securities held by such Holder.

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IN WITNESS WHEREOF, the Company and the Holder have caused this Note to be executed and issued as a sealed instrument as of the date and year first written above.

WELLGISTICS HEALTH, INC.

By:
Name:
Title:

HOLDER:

By:
Name:

[Signature Page to Convertible Promissory Note]

EXHIBIT A

WELLGISTICS HEALTH, INC.

CONVERSION NOTICE

Reference is made to the Convertible Promissory Note (the “Note”) issued to the undersigned by Wellgistics Health, Inc., a Delaware corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert all or a portion of the outstanding Note Balance (as defined in the Note) of the Note indicated below into shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of the Company, as of the date specified below. Capitalized terms not defined herein shall have the meaning as set forth in the Note.

Date of Conversion: ________________________________________________

Aggregate Principal to be converted: __________________________________

Aggregate accrued and unpaid Interest with respect to such portion of the Aggregate Principal to be converted: ______________________

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: ____________________________

Please confirm the following information:

Conversion Price: ______________________

Number of shares of Common Stock to be issued: ____________________________

Please issue the Common Stock into which the Note is being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to: _____________________________________________________________

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant: ______________________

DTC Number: __________________________

Account Number: ______________________

Date: _____________ __, _____

Name of Registered Holder: _____________________________________________

By: ________________________________

Name:

Title:

Tax ID:

E-mail Address:

ACKNOWLEDGMENT

The Company hereby (a) acknowledges this Conversion Notice, (b) certifies, solely to the Company’s knowledge and based on the information available to the Company as of the date hereof, whether the above indicated number of shares of Common Stock [are][are not] eligible to be resold by the Holder either (i) pursuant to Rule 144, subject to the Holder’s execution and delivery to the Company of a customary Rule 144 representation letter and any required legal opinion, or (ii) pursuant to an effective and available registration statement, and (c) hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Company and acknowledged and agreed to by ________________________.

WELLGISTICS HEALTH, INC.

By:
Name:
Title: